UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)			December 2, 2021

(Commission File Number)	(Exact Name of Registrant as Specified in its Charter)			(I.R.S. Employer Identification No.)
1-12579	OGE ENERGY CORP.			73-1481638

Oklahoma
(State or Other Jurisdiction of Incorporation)

321 North Harvey	P.O. Box 321	Oklahoma City	Oklahoma	73101-0321
(Address of Principal Executive Offices)				(Zip Code)

(405) 553-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
OGE Energy Corp.	Common Stock	OGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets

OGE Energy Corp. ("OGE Energy") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 876,000 customers in Oklahoma and western Arkansas. In addition, prior to December 2, 2021, OGE Energy held a 25.5 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP ("Enable"), a Delaware limited partnership primarily engaged in the business of gathering, processing, transporting and storing natural gas. Enable's natural gas gathering and processing assets are strategically located in four states and serve natural gas production in the Anadarko, Arkoma and Ark-La-Tex Basins. Enable also owns crude oil gathering assets in the Anadarko and Williston Basins. Enable has intrastate natural gas transportation and storage assets that are located in Oklahoma as well as interstate assets that extend from western Oklahoma and the Texas Panhandle to Louisiana, from Louisiana to Illinois and from Louisiana to Alabama.

On December 2, 2021, Energy Transfer LP, a Delaware limited partnership ("Energy Transfer"), completed its previously announced acquisition of Enable, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 16, 2021, by and among Enable, Energy Transfer and certain other Energy Transfer merger subsidiaries. In the merger, among other things, all of the 110,982,805 common units of Enable owned by OGE Energy were exchanged for 95,389,720 common units of Energy Transfer. Upon closing of the merger, OGE Energy owns approximately three percent of the outstanding limited partner units of Energy Transfer. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGLs and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. As part of the transaction, Energy Transfer also acquired the general partner interests of Enable from OGE Energy and CenterPoint Energy, Inc., a Texas corporation ("CenterPoint"), the other sponsor of the Partnership, for $10 million in aggregate cash consideration. Further, upon closing of the merger, CenterPoint will pay OGE Energy $30 million.

In connection with the completion of the merger, on December 2, 2021, Energy Transfer, OGE Energy and CenterPoint executed a registration rights agreement that provides for customary resale registration, demand registration and piggy-back registration rights with respect to Energy Transfer common units issued to OGE Energy and CenterPoint in the merger.

As a result of, and immediately following the completion of, the merger on December 2, 2021, the Registration Rights Agreement dated as of May 1, 2013 by and among CenterPoint Energy Field Services LP, CenterPoint Energy Resources Corp., OGE Enogex Holdings LLC, and Enogex Holdings LLC was terminated. That Registration Rights Agreement gave OGE Energy certain rights to register the sale of its Enable units. The Omnibus Agreement dated as of May 1, 2013 among CenterPoint Energy, Inc., OGE Energy Corp., Enogex Holdings LLC and CenterPoint Energy Field Services LP also was terminated pursuant to its terms on December 2, 2021. The Omnibus Agreement, among other things, provided that each of OGE Energy and CenterPoint was required to hold or otherwise conduct all of its respective midstream operations (as defined therein) located within the United States with Enable. This restriction ceased to apply to both OGE Energy and CenterPoint as soon as either OGE Energy or CenterPoint ceased to hold (i) any interest in the general partner of Enable or (ii) at least 20 percent of the limited partner interests of Enable. Finally, as a result of the completion of the merger, OGE Energy will no longer be a member of Enable GP, LLC or a limited partner of Enable.

The foregoing description of the transactions contemplated by the Merger Agreement is not complete and is subject to and its entirety by reference to the Merger Agreement, a copy of which is included as Exhibit 2.1 to both Enable's and Energy Transfer's Form 8-Ks filed with the Securities and Exchange Commission on February 17, 2021, and the terms of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(b) Pro Forma Financial Information

The unaudited pro forma consolidated financial information of OGE Energy giving effect to the transaction described in Item 2.01 above is filed as Exhibit 99.02 to this Current Report on Form 8-K and is incorporated herein.

(d) Exhibits

Exhibit Number	Description

10.01	Registration Rights Agreement dated as of December 2, 2021 by and among Energy Transfer LP, OGE Energy Corp., and CenterPoint Energy Inc.
99.01	Press release dated December 2, 2021, announcing the successful close of the merger between Energy Transfer and Enable Midstream Partners.
99.02	Unaudited pro forma condensed consolidated financial information for the year ended December 31, 2020, the nine months ended September 30, 2021 and as of September 30, 2021.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Sarah R. Stafford
Sarah R. Stafford
Controller and Chief Accounting Officer

December 3, 2021